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                                  Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:    Steven P. Goldman                 Teresa C. Stackpole
            Vice President/General Counsel    Director, Corporate Communications
            206/628-8070                      206/628-6115



               MIDCOM ANNOUNCES SETTLEMENT OF CLASS ACTION SUIT;
                         REPORT RESULTS OF ARBITRATION


SEATTLE, WA (May 1, 1997)--MIDCOM Communications Inc. (NASDAQ: MCCI) today announced that its board of directors has unanimously approved the terms of a proposed settlement of the securities class action lawsuit pending against the company, the vice chairman of the board and two of its former officers. The settlement would resolve the claims, asserted on behalf of the class, relating to MIDCOM's initial public offering in July 1995 and the company's restatement of third quarter 1995 earnings. The settlement is subject to court approval, which is expected to occur in the second half of 1997.

        Commenting on the settlement, MIDCOM's vice president and general counsel, Steven P. Goldman, said, "We have vigorously defended the case, but the proposed settlement, which admits no liability or fault, enables MIDCOM management to fully focus on its on-going turn-around strategy without the inevitable expense and distraction associated with this kind of litigation."

        Under the settlement agreement, MIDCOM's insurer will provide a $1.0 million payment and MIDCOM will issue approximately 420,000 shares of common stock, subject to possible adjustments.

        The company also announced the successful conclusion of arbitration which established the price for the redemption of 885,360 shares of the company's common stock held by its former president and chief executive officer at $6.80 per share, representing a discount from the value of the shares as of the date of his resignation. The payments will be made over a period of 36 months, commencing May 15, 1997.

        Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations per month.